EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

     Re:  Comet Technologies, Inc.

Gentlemen:

We have read Item 4.01 included in the Form 8-K dated July 26, 2006 of China Sky One Medical, Inc. (formerly Comet Technologies, Inc.) (Commission File No. 0-26059) filed with the Securities and Exchange Commission and are in agreement with the statement contained therein. We are not in a position to agree or disagree with the disclosures regarding e-Fang Accountancy Corp.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah

July 26, 2006